                                                                      EXHIBIT 11


YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


Basic and Diluted Earnings Per Share Computation

                       For the Years Ended September 30
                       --------------------------------
                            1998         1997         1996
                            ----         ----         ----
                       (In thousands,except share data)
Net Income                10,883       16,957       21,919
                     -----------  -----------  -----------

Weighted Average Common Shares Outstanding

Basic                 10,495,806   10,451,165   10,435,231
                     -----------  -----------  -----------

Stock Options              5,605        2,153        2,230
                     -----------  -----------  -----------

Diluted               10,501,411   10,453,318   10,437,461
                     -----------  -----------  -----------

Basic Earnings
 Per Share           $      1.04  $      1.62  $      2.10
                     -----------  -----------  -----------

Diluted Earnings
 Per Share           $      1.04  $      1.62  $      2.10
                     -----------  -----------  -----------